UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                SCHEDULE 14A
                               (Rule 14a-101)

         Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant                     [X]
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      (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[X]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-12


                         First Keystone Financial, Inc.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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                   [First Keystone Letterhead]

                        January 29, 2007




Dear Fellow Shareholders:

     You recently received a letter from Lawrence Garshofsky, Lawrence Partners, L.P. and Lawrence Offshore Partners, LLC urging you to vote for their two nominees for election as directors rather than the three nominees of First Keystone Financial, Inc. Garshofsky would have you believe that its interest in First Keystone is different than ours and a new "direction" for First Keystone is necessary. We are shareholders of First Keystone just as you are and our interests and your's are the same: to build long-term value for all shareholders. The directorate and management of First Keystone hold more than 16.5% of the issued and outstanding shares of common stock. Our employees hold, through the employee stock ownership plan, an additional 12.9% of the common stock. It is in our best interest to enhance shareholder value and we believe we are following the right course of action to achieve that goal.

     Fiscal 2006 was a very difficult year for the Company. We are extremely disappointed by the Company's performance and recognize that we must show material improvement in a relatively short period of time. As a consequence, our number one priority is addressing the issues raised by the supervisory agreements with the Office of Thrift Supervision (the "OTS") as soon as possible in order to have the agreements removed. We are aggressively addressing the concerns the OTS raised with respect to our lending operations. The OTS also pressed us to raise additional equity capital to reduce the outstanding indebtedness of the Company. In response, we raised approximately $5.8 million of new capital in a private placement, all of which will be used to retire debt.

     Once the supervisory agreements are removed, we will be able to fully implement our strategy of transitioning from a traditional thrift to operating more like a commercial bank. We believe such transition is critical to our future success. We were in the process of effecting such transition when the supervisory agreements were imposed. We have continued to implement our strategy, but at a slower rate due to the restrictions contained in the supervisory agreements. Due to our concern that we strengthen our underwriting procedures, we are continuing to enhance our credit administration capability in anticipation of the ability to resume our growth strategy. However, our focus is more than just on the asset side of the ledger sheet. We are also vigorously working to reduce expenses and implement effective cost controls as part of our effort to improve our overall financial performance.

     We know that we must perform and that our performance must improve materially over the next two to three years. If we are unable to do so, we are fully aware of our fiduciary responsibilities to our shareholders and will consider all of our strategic alternatives.


     We ask for your continued support. Vote "FOR" the Company nominees on the enclosed WHITE proxy card. Your vote is important, no matter how many shares you own. If your shares are held by a broker, you may be able to vote by telephone or the Internet. Please follow your broker's instructions.

                           Very truly yours,


                           /s/ Thomas M. Kelly

                           Thomas M. Kelly
                           President and Chief Executive Officer

Solicitation

On January 5, 2007, First Keystone Financial, Inc. filed a definitive proxy statement with the SEC and mailed it to First Keystone's shareholders, WE URGE INVESTORS TO READ THE PROXY STATEMENT ALONG WITH OUR ANNUAL REPORT ON FORM 10-K AND ANY OTHER RELEVANT DOCUMENTS THAT FIRST KEYSTONE HAS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders are able to obtain a free copy of the proxy statement and other related documents filed by First Keystone at the SEC's website at www.sec.gov. First Keystone's proxy statement and other related documents may also be obtained from Carol Walsh, Executive Corporate Secretary, First Keystone Financial, Inc., 22 West State Street, Media, Pennsylvania 19063.

LISTING OF PERSONS WHO MAY BE DEEMED "PARTICIPANTS" IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN FIRST KEYSTONE'S DEFINITIVE PROXY STATEMENT FILED WITH THE SEC ON JANUARY 5, 2007, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov.

Forward-Looking Statements

     In addition to historical information, this letter contains forward-looking statements that are based upon First Keystone's estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. We caution that such statements are subject to a number of uncertainties and actual results could differ materially and therefore you should not place undue reliance on any forward-looking statements we make. We may not update any forward-looking statements we make today for future events or developments. Information about risks and uncertainties are described in our filings with the SEC, which are available on the SEC's website or our website or from our Corporate Secretary.














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